Exhibit 16.1

December 26, 2025

To: Securities and Exchange Commission

The appointment of Victor Mokuolu, CPA PLLC (“the Firm”) as the independent registered public accounting firm for ALT5 Sigma Corporation (“the Company”) ended effective December 25, 2025.

We were engaged December 8, 2025 through December 25, 2025, and there are no unpaid invoices. Please accept this letter that the Firm agrees with the statements made by the Company in its item 4.01(a) of Form 8K to be filed by the Company on December 29, 2025.

Very truly yours,

Houston, Texas